                                                                    EXHIBIT 12.1

                                  THE COMPANY

                       RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                                                          YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------
                                                                 1996              1997            1998
                                                              ----------        ----------      ----------
Pre-tax loss from continuing operations.....................   $(48,488)         $(74,757)       $(48,866)
                                                               --------          --------        --------
Fixed charges:
  Interest expense and amortization of debt discount and
     premium on all indebtedness............................     37,742            78,185          78,107
Rentals:
  Rent expense(1)...........................................        719             1,521           1,525
  Preferred dividend requirement............................        496               882             945
                                                               --------          --------        --------
          Total fixed charges...............................     38,957            80,588          80,577
                                                               --------          --------        --------
Earnings before income taxes and fixed charges..............   $ (9,531)         $  5,831        $ 31,711
                                                               ========          ========        ========
Ratio of earnings to fixed charges(2).......................         --                --              --
                                                               ========          ========        ========

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(1) For leases where the interest factor can be specifically identified, the actual interest factor was used. For all other leases, the interest factor is estimated at one-third of total rent expense for the applicable period which management believes represents a reasonable approximation of the interest factor.

(2) The Company's earnings for the years ended December 31, 1996, 1997 and 1998 were inadequate to cover fixed charges by $48,488, $74,757 and $48,866, respectively.